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                                                                   Exhibit 10.25


                                       December 24, 1996



Mr. Jack L. Farnsworth
President
K-III Information Group
717 Fifth Avenue, 10th Floor
New York, NY  10022

Dear Mr. Farnsworth:

    The purpose of this letter is to set forth the terms and conditions of the employment agreement (the "Agreement") between you and K-III Communications Corporation (the "Company").

    1.   SERVICES.

    a. The Company hereby retains you, and you agree to be employed by the Company in a full-time capacity as the Group President of the Company's Information Group, as the same may be constituted from time to time and which, on the date hereof, includes Daily Racing Form, Haas Publishing, K-III Directories, Nelson Publications, Bacon's and Westcott Communications (collectively, the "Information Group") together with such other similar or higher executive duties that you may be requested to perform during the term of this Agreement and to serve as Vice President or other office of the Company and any of its subsidiaries to which you may be elected. You shall report directly to William F. Reilly or, if William F. Reilly is no longer with the Company, the Chief Executive Officer of the Company.

    b. You shall devote substantially all of your attention, business time and efforts to the business and affairs of the Company, provided that nothing shall prohibit you from participating in charitable or educational activities or the Board of Directors of other companies (provided such other companies do not compete with the Company), which do not in the aggregate materially interfere with the provision of services by you under this Agreement.

    2.   TERM

    The Term of this Agreement shall commence on December 24, 1996 and shall expire on December 31, 1999, unless earlier terminated in accordance with
Section 5 or extended in accordance with Section 7. For the purposes of this Agreement,



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the "Expiration Date" shall mean December 31, 1999, unless the Term is extended in accordance with Section 7.

    3.   COMPENSATION

    a. Base Salary. You shall be paid in annual base salary equal to $550,000, less applicable withholdings, payable bi-weekly in arrears, on the Company's regular pay dates. Such base salary shall be subject to review regarding increases from time to time during the Term and may be increased (but not decreased) by the Company in its sole discretion.

    b. Bonus. You shall continue to participate in the Short Term Senior Executive Performance Plan and the Short Term Senior Executive Discretionary Plan (together, the "Bonus Plans") on bases (i) at least as favorable to you as your participation in the 1996 Bonus Plans as set forth on the bonus participation letter previously forwarded to you, and (ii) in no event less favorable than the bases of the participation therein of any of the Company's executives holding positions then comparable to yours.

    c. Executive Compensation Plans. You shall be eligible to participate in the Company's Non-Qualified Stock Option Plan and Restoration Plan and such other similar plans that may be in effect, for any of the Company's executives holding positions comparable to yours, from time to time during the Term (collectively, the "Executive Compensation Plans").

    4.   FRINGE BENEFITS AND EXPENSES

    a. Fringe Benefits. During the term of this Agreement, the Company will provide you with benefits commensurate with those provided to employees of the Company generally and consistent with the benefits provided to you by the Company in the past.

    b. Expenses. The Company shall reimburse you for all reasonable and customary travel (including providing you with an automobile) and entertainment expenses incurred by you in the performance with your duties hereunder, such expenses and reimbursements therefor to be consistent with the expenses incurred by you and the reimbursements made to you prior to the date of this Agreement.

    5.   EARLY TERMINATION.  This Agreement

    a.   shall terminate upon your death;

    b. may be terminated by the Company on written notice to you upon your "Permanent Disability";


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    c.   may be terminated by the Company on written notice to you for "Cause";
and
    d.   may be terminated by you on written notice to the Company for "Good
Reason"

    e. may be terminated by the Company on written notice to you without Cause.

    f. As used herein, "Permanent Disability" shall mean a physical or mental disability which renders you unable to perform your duties hereunder in a reasonably professional manner provided you have failed to perform such duties as a result of such disability for an aggregate period of six months in any 12 consecutive month period during the Term. Permanent Disability shall be determined by the opinion of at least two of three doctors associated with major hospitals in Manhattan practicing in the field to which the disability relates and selected by the Company acting reasonably.

    g. As used herein, "Cause" shall mean (i) any substantial breach or non-observance of any of your material obligations as set forth herein, (after reasonable advance written notice and a reasonable opportunity to cure such breach or non-observance), (ii) the immoderate use of alcohol by you on a habitual basis (after reasonable advance written notice and a reasonable opportunity to cease such use), (iii) the illegal use of narcotics or drugs by you on Company premises or while engaged in any business-related function or which adversely affects your ability to perform services (after reasonable advance written notice and a reasonable opportunity to cease such use), (iv) willful and repeated absence from the business for any unreasonable period of time, without leave; and (v) willful and repeated failure or refusal to perform your duties hereunder which failure or refusal continues following reasonable advance written notice to you specifying such failure or refusal and a reasonable opportunity to cure such failure or refusal.

    h. As used herein, "Date of Termination" shall mean the date of your death or effective date of your termination under Sections 5(b), (c), (d), and
(e).

    i. As used herein, "Good Reason" shall mean (i) diminution in position or responsibility, authority or prestige, including, but not limited to, no longer reporting directly to William F. Reilly, or, if he should leave the Company, the Chief Executive Officer of the Company, provided that it shall not be a diminution if (A) during 1997 any of the businesses in the Information Group discussed with you by Mr. Reilly as a divestiture possibility during November and December 1996 is sold or (B) during any twelve consecutive month period (the "Fiscal Year In Question") after 1997 the revenues or earnings before interest, taxes and depreciation ("EBITDA") determined on a pro forma basis, assuming all sold operations were sold and all acquisitions made were made at the beginning of the Fiscal Year In Question, of the businesses over which you have managerial supervision and control, shall be 20% less than the revenues or EBITDA for the 1997 calendar year determined on the same pro forma basis,


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(ii) relocation of your workplace outside of Manhattan, (iii) uncured breach of this Agreement by the Company, provided that if the breach is immaterial you must give the Company written notice of the breach and a 30 day period subsequent to such notice to cure such breach, (iv) failure of a permitted assignee of this Agreement to assume the Agreement, (v) following a Change in Control (as hereinafter defined), failure to give increases, during each consecutive 12 month period thereafter during the Term, in annual base salary equal TO at least seven (7%) percent.

    6. COMPENSATION UPON TERMINATION. In the event that this Agreement shall terminate:

    a. Pursuant to Section 5(a) or (b), you or your estate shall be entitled to receive (i) all accrued and unpaid annual base salary earned through the Date of Termination plus an amount equal to one year's annual base salary at the rate then in effect plus (ii) your target bonuses under the Bonus Plans for the calendar year in which the Date of Termination occurs ("Termination Year Target Bonuses") plus an amount equal to your Termination Year Target Bonuses multiplied by a fraction, the numerator of which is the number of days from the start of the calendar year during which the Date of Termination occurs and the denominator of which is 365 plus (iii) all other amounts or benefits due under any Executive Compensation Plans or fringe benefit plans in which you then participate in accordance with the terms thereof then in effect.

    b. Pursuant to Section 5(c), you shall be entitled to receive your accrued and unpaid annual base salary through the Date of Termination plus any amounts or benefits payable under the Bonus Plans, Executive Compensation Plans or fringe benefit plans in which you then participate in accordance with the terms thereof then in effect.

    c. Pursuant to Section 5(d) or (e), you shall be entitled to receive (i) your full annual base salary through the Expiration Date at the rate in effect on the Date of Termination, plus (ii) your Target Bonuses, under all the Bonus Plans then in effect, for the calendar year in which the Date of Termination occurs together with your target bonus for any other bonus plans then in effect (collectively, the "Bonus Amount") plus an amount equal to 105% of the Bonus Amount for each succeeding calendar year or part thereof (on a pro rated basis) through the Expiration Date, plus (iii) continuation of your participation in all Executive Compensation Plans and fringe benefit plans then in effect including medical and hospitalization insurance through the Expiration Date,
(iv) plus, if the termination occurs following a Change in Control or other event that would subject the amounts payable under this subsection (c) to excess parachute taxes or similar excise taxes under Section 280 G



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of the Internal Revenue Code, a tax gross-up payment in a sufficient amount so that the amounts you retain of payments under clauses (i), (ii) and (iii) above are no less than the amounts you would have retained after the payment of all normal withholdings including normal income taxes but before the payment of "excess parachute taxes" and similar excise taxes under Section 280 G of the Internal Revenue Code that may be payable as a result of the Change in Control or other such event having occurred prior to the Date of Termination and (vi) all of your unvested benefits under "Executive Compensation Plans" including unvested stock options shall vest in full and you shall have 365 days from the Date of Termination to exercise any stock options you hold; provided, however that in no event shall the amounts payable to you under clauses (i), (ii) and
(iii) above be less than the amounts payable under subsection (a), clauses (i),
(ii) and (iii) of this Section 6.

    d. All payments under Section 6(c) shall be paid in a lump sum, less applicable withholdings, within 15 days after the Date of Termination.

    7.   CHANGE IN CONTROL.

    a. In the event of a Change in Control during the Term after December 31, 1996 and prior to January 1, 2000, the Term of this Agreement and your employment hereunder shall be extended to a date which is the third anniversary of the date on which the Change in Control occurs. In such event, the Expiration Date shall be extended to the date upon which such third anniversary occurs.

    b. Notwithstanding anything contained herein to the contrary, on a Change in Control, all then unvested stock options granted under any Executive Compensation Plan shall vest.

    c. For purposes hereof, "Change in Control" shall mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Act"), other than Kohlberg Kravis Roberts & Co. ("KKR") and its affiliates (as that term in defined in the Act ("Affiliates"), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of more than (A) 35 percent (35%) of the total voting power of the then outstanding voting stock of the Company and (B) the total voting power of the then outstanding stock of the Company beneficially owned by KKR and its Affiliates or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.

    8.   AGREEMENT NOT TO COMPETE

    Through the earlier of (i) the Expiration Date or (ii) the Date of Termination in the event this Agreement and your employment hereunder is terminated under Section 5(d) or (e), you agree not to (A) accept employment with or provide services to any person, firm or corporation that competes with the Company or any of its subsidiaries

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in any of the Company's businesses over which you have had managerial supervision and control during the term of your employment with the Company, or
(B) yourself or for and on behalf of any person, firm or corporation for which you provide services, solicit for employment or hire any employee employed by the Company or any of its subsidiaries during your last month of employment with the Company in any of the Company's businesses over which you have had managerial supervision and control during the term of your employment with the Company. Nothing contained in this Section 8 shall prohibit you from owning less than 5% of the equity securities of any company as a passive investor.

    9. GOVERNING LAW. This Agreement shall be governed and interpreted and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York.

    10. ARBITRATION. Both parties agree that any disputes under this Agreement or in any way related to your employment with or separation from the Company shall be heard and determined by an arbitrator selected in accordance with the rules and procedures of the American Arbitration Association ("AAA") in New York City and that the arbitrator's findings shall be final and binding on both parties hereto. Both parties agree that punitive damages shall not be an available remedy to a prevailing party in any arbitration hereunder. The party that does not prevail in the arbitration shall pay all of the costs and fees of AAA.

    11. NOTICES. Any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) five business days after deposit in the United States mails, with proper postage prepaid, whether by air, first class, registered or certified mail, (ii) one business day after being deposited with an overnight courier with all charges prepaid, or (iii) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address indicated as follows:

         If to the Company:       K-III Communications Corporation
                                  745 Fifth Avenue
                                  New York, NY  10151
                                  Attn:  General Counsel

         If to you:               To address first above written


or to such other address as such party may specify to the other in writing in accordance with the provisions hereof.

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    12.  MISCELLANEOUS.

    a. Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such waiving party.

    b. This Agreement shall not be assignable by either party except that the Company may assign its rights and obligations hereunder to any of its subsidiaries, provided that such assignment shall not result in any change in the terms of this Agreement and Company shall remain secondarily liable for its obligations hereunder.

    c. This instrument contains the entire agreement and understanding of the parties hereto except for such further provisions as may be set forth in the By-laws or Certificate of Incorporation of the Company. It may not be changed except by an agreement in writing signed by you and the Company.

    d. If any term, condition or provision of this Agreement shall be declared, to any extent, invalid or unenforceable, the remainder if the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by law.

    e. The captions set forth in this Agreement are used solely for convenience or reference and shall not control or affect the meaning or interpretation of any of the provisions.

    f. This Agreement may be signed in any number of counterparts each of which shall be deemed an original.

         If you are in agreement with the foregoing, please sign the enclosed copy of this Agreement and return a copy to the undersigned.

                        K-III COMMUNICATIONS  CORPORATION


                        By:
                             ---------------------------------
                        Title:         Chairman



AGREED TO AND ACCEPTED:

--------------------------------
    Jack L. Farnsworth